Exhibit 10.24

NXP Management Equity Plan 2009

Stock Option terms

Version January 2011

(as revised to reflect NXP’s listing at Nasdaq in August 2010, the deletion of accelerated vesting and the extension of the exercise period)

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Article 1

Definitions

In these NXP Management Equity Stock Option Plan Conditions the following definitions shall apply:

1. Board	:	the board of directors of NXP;

2. CEO	:	the chief executive officer from time to time of NXP;

3. Change of Control	:	a sale, directly or indirectly, of Shares in NXP in a transaction or series of related transactions resulting in the Initial Sponsors as hereinafter defined, and for each of its members, their respective affiliates (a) together no longer holding, directly or indirectly, 30% or more of the Shares and other equity instruments issued from time to time by NXP or (b) the sale or divestment of more than 50% of the assets of NXP to a non-affiliate in a transaction or series of related transactions whereby the net proceeds of such asset sale are to be distributed to shareholders of NXP;

4. Conditions	:	the terms and conditions set out in this NXP Management Equity Stock Option Plan 2009, as revised to reflect NXP’s listing at Nasdaq in August 2010, the deletion of accelerated vesting and the extension of the exercise period;

5. Date of Grant	:	the date at which a Stock Option is granted pursuant to these Conditions. The relevant Date of Grant with respect to any grant hereunder shall be determined by NXP and the Participant shall be informed on this;

6. Eligible Individual	:	means an employee of the NXP group or such other person as determined by the Board;

7. Employing Company	:	any company within the NXP group of companies and such other company as NXP may from time to time designate or approve;

8. Exercise Price	:	the price to be paid by the Participant to NXP to acquire a Share upon exercising a Stock Option. Such price, and the various series in which Stock Options may be granted, will be specified in the Grant. No Stock Options will be granted “in the money”;

9. Grant	:	the instrument by which the Board grants a Stock Option to one or more Eligible Individuals;

10. Initial Sponsors	:	(a) KKR European Fund II, Limited Partnership;

(b) Silver Lake Partners II Cayman, L.P.;

(c) AlpInvest Partners CS Investments 2006 C.V.;

(d) Bain Capital IX, L.P.;

(e) Bain Capital Fund VIII-E, L.P.;

(f) Apax Europe V - A, L.P.;

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(g) Apax Europe VI - A, L.P.;

(h) such other persons to whom those sponsors have syndicated part of their direct or indirect investment in NXP as per January 1, 2007; and

(i) for each of the aforegoing persons, their respective affiliates;

11. Listing	:	the listing of any shares, in a form determined by NXP, on a recognised stock exchange;

12. NCC	:	nomination and compensation committee of the Board;

13. NXP	:	NXP Semiconductors N.V.;

14. Participant	:	an individual who participates in the Plan and holds any Stock Options or Shares under these Conditions;

15. Plan	:	this NXP Management Equity Stock Option Plan 2009, as revised to reflect NXP’s listing at Nasdaq in August 2010, the deletion of accelerated vesting and the extension of the exercise period;

16. Sale	:	direct or indirect sale and transfer of Shares or the business to a third party not affiliated to one of the Initial Sponsors or a group company of NXP;

17. Share	:	a common share in the capital of NXP as further defined in NXP’s articles of association;

18. Stock Option	:	the conditional right granted by NXP to an Eligible Individual to acquire one Share, subject to these Conditions. The Stock Options may be granted in four series: series 1, series 2, series 3 and series 4;

19. Vesting Date	:	means the vesting date ascribed to it in Article 3.

Article 2

Grant of Stock Options

Any Stock Options may be granted by the Board to an Eligible Individual, subject to the Conditions and any additional terms as may be imposed on Grant. Any Stock Options offered to any such individual and the terms and conditions governing such Stock Options shall be deemed accepted by such individual with effect from the applicable Date of Grant in case NXP has not received, in accordance with a procedure established by NXP, a notice of rejection of such Stock Options at a date determined by NXP.

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Article 3

Vesting

1.	Except as otherwise provided in Article 3.2 and 3.3, Stock Options will vest as indicated in the Grant. Unvested or lapsed Stock Options cannot be exercised.

2.	The CEO may, subject to the approval of the NCC, in individual cases, determine a vesting schedule for the relevant Stock Options more favourable for the relevant Participant than would apply pursuant to paragraph 1 of this Article 3. Under no circumstances shall the use of this right by the CEO or the approval granted by the NCC create or imply rights for any other Participant.

Article 4

Exercise of Stock Options

1.	A Participant may exercise (part of) his vested Stock Options only upon a Sale or during a period of five years after a Change of Control, subject to the provisions of Article 8. The Participants shall be notified in writing by the Board of the occurrence of such Sale or Change of Control. In no event shall there be any obligation to deliver any Shares to a Participant prior to such a Sale or Change of Control without the approval of the CEO in consultation with the NCC.

2.	In order to exercise Stock Options, the Participant must notify NXP in accordance with a procedure determined by NXP.

The notice by the Participant shall state:

•	the Date of Grant of the Stock Options he wishes to exercise;

•	the number of Stock Options to be exercised; and

•	whether Shares to be obtained upon such exercise:

(i)	be sold, on behalf of the Participant as soon as possible. Upon such sale, the aggregate revenue of the Shares sold upon exercise of the Stock Options less the respective Exercise Prices multiplied by the number of such Stock Options, and further costs and taxes in accordance with Articles 7, 11.4 and 12, will be paid to the Participant in accordance with a procedure determined by NXP, subject to Articles 10 and 11; or

(ii)	be delivered to the Participant as provided for in the Articles 4.3 and 4.4 hereof, subject to Articles 10 and 11.

In case the Participant elects to have the Shares to be delivered to him, his notice shall be accompanied by the payment in full of the Exercise Price for the respective series of Stock Options exercised, multiplied by the number of Stock Options so being exercised, and costs and taxes as stipulated in Articles 7, 11.4 and 12. Such payment shall be made: (a) in cash, (b) through simultaneous sale of the underlying Shares, acquired on exercise, subject to it being permitted under the applicable regulations, (c) through additional methods prescribed by NXP or (d) by a combination of any such method.

3.	Subject to these Conditions, if the Participant elects Shares to be delivered to him upon exercise as provided in Article 4.2 (ii), NXP will, following receipt of the full Exercise Price, deliver to the relevant Participants the Shares on or as soon as reasonably practicable after the exercise of a Stock Option. In no event shall NXP have any obligation to deliver any Shares to a Participant prior to the exercise of any Stock Options.

4.	Each Participant shall comply with any applicable “insider trading” laws and regulations.

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Article 5

Non-transferability

The Stock Options are strictly personal and may not be assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of in any manner. For the avoidance of doubt, in case of death of the Participant all vested Stock Options and all Shares held by such Participant at the date of death shall pass to such Participant’s heirs or legatees in accordance with applicable inheritance laws. The Participant may not engage in any transactions on any exchange on the basis of any Stock Option. Any violation of the terms of this Article 5 in relation to Stock Options will cause all Stock Options to become immediately null and void without further notice and without the Participant being entitled to any compensation.

Article 6

Capital Adjustments in corporate events

The CEO shall, after approval of the NCC, make such equitable adjustments to the number of Stock Options, the Exercise Price for the respective series or the number or kind of Shares to be issued on exercise of Stock Options, or replace such Shares by shares in the capital of a NXP group company, as is appropriate to reflect corporate events such as a stock-dividend or stock-split, a recapitalization, a merger, a consolidation, a spin-off, a combination or exchange of shares or other significant corporate change, or any distribution of reserves to holders of Shares.

Article 7

Costs and Taxes

1.	All costs of delivering any Shares under these Conditions to a Participant and any other costs connected with the Shares shall be borne by the Participant.

2.	Any and all taxes, duties, levies, charges or social security contributions (“Taxes”) which arise under any applicable national, state, local or supra-national laws, rules or regulations, whether already effective on the Date of Grant of any Stock Options or becoming effective thereafter, and any changes or modifications therein and termination thereof which may result for the Participant in connection with these Conditions (including, but not limited to, the grant of the Stock Options, the ownership of the Stock Options and/or the delivery of any Shares under these Conditions, the ownership and/or the sale of any Shares acquired under these Conditions) shall be for the sole risk and account of the Participant.

3.	NXP and any other Employing Company shall have the right to deduct or withhold (or cause to be deducted or withheld) from any salary payment or other sums due by NXP or any Employing Company to the Participant, or requiring the Participant or beneficiary of the Participant, to pay to NXP or any Employing Company as indicated by NXP an amount necessary to settle any Taxes and any costs determined by NXP necessary to be withheld in connection with these Conditions (including, but not limited to, the grant of the Stock Options or the delivery of any Shares under these Conditions).

4.	NXP shall not be required to deliver any Shares and NXP may delay (or cause to be delayed) the transfer of any Shares to a Participant until NXP has received an amount, or the Participant has made such arrangements required by NXP necessary to satisfy any withholding of any Taxes and any costs to be borne by the Participant in connection with these Conditions as determined by NXP.

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Article 8

Termination of Employment

1.	Notwithstanding anything herein to the contrary and except as otherwise provided in Articles 8.2, 8.3. or 8.4 hereof, if a Participant

(a)	dies, or becomes permanently disabled (as defined under the statutory local social security regulations;

(b)	retires in accordance with the relevant NXP group member’s retirement scheme; or

(c)	ceases to be an employee of any member of the NXP group at the initiative of NXP other than for reasons referred to in paragraph 2 of this Article 8;

such Participant, or his heirs or legatees in accordance with Article 5, during three months following a Change of Control or, if the employment terminates after a Change of Control, during three months following termination of the employment with an Employing Company, may exercise all Stock Options, and upon a Sale may exercise a pro rata part of his Stock Options, in each case such Stock Options which are vested at the time of the termination of the employment with the Employing Company, in accordance with Article 4, and subject to Articles 10 and 11 hereof. All unvested Stock Options shall be forfeited effective as of the date of termination of the employment without the Participant being entitled to any compensation or any obligation on the part of NXP or any Employing Company.

2.	Notwithstanding anything herein to the contrary and except as otherwise provided in Articles 8.1, 8.3 and 8.4 hereof, if a Participant

(a)	is dismissed for urgent reasons as defined in article 7:678 of the Dutch Civil Code (or the equivalent thereof in other jurisdictions if Dutch law is not applicable to his employment);

(b)	voluntarily resigns and subsequently, in the two (2) year period following such resignation, directly or indirectly and in any capacity whatsoever engages in any activities in competition with the activities of any member of the Group; or

(c)	breaches any of the obligations imposed by or pursuant to the Conditions and the Grant;

such Participant’s vested and unvested Stock Options shall be forfeited effective as of the date of termination of the employment without the Participant being entitled to any compensation or any obligation on the part of NXP or any Employing Company.

3.	Notwithstanding anything herein to the contrary and except as otherwise provided in Articles 8.1, 8.2. and 8.4 hereof, and subject to Articles 10 and 11, if a Participant ceases to be an employee of any member of the NXP group as a result of facts or circumstances other than those mentioned in Articles 8.1 and 8.2,

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all his Stock Options, unvested upon termination of the employment, shall be forfeited effective as of the date of termination of the employment without the Participant being entitled to any compensation or any obligation on the part of NXP or any Employing Company;

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upon a Sale or Change of Control, the Participant receives a cash-payment for the Stock Options vested upon the termination of the employment with an Employing Company, it being understood that in the event of a Sale this payment will only relate to a pro rata part of the Stock Options as stipulated in Article 10, such cash-payment based on the lower of:

(a)	the Fair Market Value, as determined in accordance with Article 9, of the Shares at the business day immediately prior to the date on which the employment was terminated minus the respective Exercise Prices multiplied by the number of such Stock Options and further costs and taxes in accordance with Articles 7, 11.4 and 12, and

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(b)	the fair market value of the Shares upon a Sale or Change of Control, this fair market being calculated and determined by, and at the sole discretion of, the Board of NXP, minus the respective Exercise Prices multiplied by the number of such Stock Options and further costs and taxes in accordance with Articles 7, 11.4 and 12.

The amount due will be transferred to a bank account designated by the Participant as soon as reasonably practical upon a Sale or Change of Control.

4.	The CEO may, following approval by the NCC, in individual cases including divestment and Sale scenario’s, determine a price for the relevant Shares, or other conditions applicable to the Stock Options or Shares, more favourable for the relevant Participant than would apply pursuant to these Conditions. Under no circumstances shall the use of this right by the CEO or the approval granted by the NCC create or imply rights for any other Participant.

Article 9

Fair Market Value

Fair Market Value in any period after a Listing shall be determined by the Board, subject to the right of the NCC to review and approve same, and in accordance with the following: the weighted average of the closing stock prices on the last consecutive 15 trading days immediately preceding the relevant time on the stock exchange on which the Listing has occurred. If the Listing has occurred on more than one stock exchange, the closing stock price on the stock exchange on which the highest volume of shares has been traded in the aggregate of the relevant 15 trading days shall be used.

Article 10

Drag-along right and tag-along right

1.	In the event of a Sale or Change of Control a Participant has the right to exercise his Stock Options and in the event of a Sale a Participant has the right to exercise his vested Stock Options, all in accordance with article 4 of these Conditions. If the Participant elects Shares to be delivered to him, the Participant is aware and agrees that the Initial Sponsors have the right, in relation to any Sale or Change of Control to require that the Participant sells to the relevant buyer a percentage of the Shares held by it equal to the percentage of Shares sold by the Initial Sponsors, on customary terms and conditions and for a consideration per Share equal to that received by the Initial Sponsors.

2.	In the event that the Participant sells and transfers any Shares, the Participant shall receive the net proceeds of such sale of Shares.

3.	Subject to Articles 4, 8 and 11, each Participant having exercised (part of) his Stock Options has the right, in relation to any Sale by the Initial Sponsors, to demand to be given the opportunity to sell that number of Shares held by such Participant determined by multiplying that number of his Shares by a percentage equal to the percentage of all the Initial Sponsor’s Shares to be so sold, and on customary terms and conditions and for a consideration per Share equal to that received by the Initial Sponsors.

4.	Where Articles 10.1 and 10.3 refer to “customary terms”, this implies - among other things - that NXP shall on behalf of the Participants having exercised (part of) their

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Stock Options, make such representations and warranties concerning the relevant underlying business as are customary and usual in the context of the relevant transaction, subject to the CEO being allowed to participate in the negotiation of such representations and warranties and to make fair disclosure against the same and on the basis furthermore that any liability under such representations and warranties shall be pro rata the number of shares sold for their benefit.

Article 11

Listing

1.	It shall be in the sole discretion of the Board when and in which form a Listing takes place. Participants are obliged to cooperate and give all consents and take all other measures reasonably requested by the Board in this respect and to enter into such customary lock-up agreement as the Board may reasonably request on the basis of advice received from the investment bank(s) acting as lead manager(s) for that Listing or as may be requested by the relevant underwriter(s) (“Lock-Up”), such request to be made after the Board considering the views of the Participants (such consideration being without prejudice to the obligation of the Participants to agree to such a request by the Board) and to comply with all applicable rules on insider trading.

2.	Despite anything to the contrary in these Conditions, in the event of a Listing by way of a primary offering (i.e. listing of newly issued securities only), no Participant shall have any right to request the sale of any of his Shares or any of the securities into which they may have been converted.

3.	In the event of a sale of shares on or following a secondary offering, the sale of listed securities must be effected in compliance with any applicable Lock-up, other customary restrictions as may be requested by the underwriters and any applicable insider trading rules.

4.	Participants, having exercised (part of) their Stock Options, are entitled to all sales proceeds relating to such a sale of Shares, net of the relevant pro rata portion of any Permitted Expenses and net of any taxes related to such sale in respect of which there is a withholding obligation, all in accordance with Article 12. Permitted Expenses means any related transaction costs, fees and expenses, including without limitation all costs, fees and expenses incurred in respect of lawyers, accountants, investment banks, underwriters, debt providers, other financiers, consultants, and other advisors irrespective of the entity engaging them and all out of pocket expenses paid for or payable to third parties by the Company, any of the Initial Sponsors or any of their respective affiliates and excluding only any fees payable to any of the Initial Sponsors or their respective affiliates such as success fees and advisory fees.

Article 12

Net proceeds

1.	In any circumstances when any payment is due to a Participant, this shall always be paid net of the pro rata portion of Permitted Expenses and net of any taxes.

2.

Where consideration other than cash is received in respect of a transaction triggering the payment to a Participant, NXP shall have the choice, in its sole discretion, to cause the payment due to the Participant to be settled either in cash or in the same form of consideration as was received by the Initial Sponsors,

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provided that if the latter includes securities or other assets that are not Readily Marketable Securities, NXP shall undertake to put in place such arrangements as may be necessary to ensure that the relevant Participants are able to dispose of such securities or other assets at the same time and on the same terms as the Initial Sponsors are able to dispose of such securities or other assets as it may hold to an unaffiliated third party (unless the Participants have agreed with the party paying the consideration to keep all or a portion of said securities for a period of time). Readily Marketable Securities means securities that are listed on a recognized investment exchange and may be immediately disposed of through the relevant exchange.

Article 13

General Provisions

1.	The Board, following approval by the NCC, shall have the authority to interpret these Conditions, to establish, amend, and rescind any rules and regulations relating to these Conditions, to determine the terms and conditions of any agreements entered into hereunder, to make all other determinations necessary or advisable for the administration of these Conditions, and to determine other conditions applicable to the delivery of Shares, or pursuant to and cash-payment for the Stock Options more favourable for the relevant Participant than would apply pursuant to the Conditions. The Board may delegate the authority to practice administrative and operational functions with respect to the Conditions to officers or employees of subsidiaries of NXP and to service providers. Under no circumstances shall the use of the rights by the Board under this Article 13 create or imply rights for any other Participant.

2.	No Participant shall have any rights or privileges of holders of Shares (including the right to receive dividends and to vote) with respect to Shares to be delivered pursuant to the exercise of Stock Options until such Shares are actually delivered to such Participant in accordance with these Conditions.

3.	The (value of) Stock Options granted to, or Shares acquired by, a Participant pursuant to such Stock Option under these Conditions shall not be considered as compensation in determining a Participant’s benefits under any benefit plan of an Employing Company, including but not limited to, group life insurance, long-term disability, family survivors, or any retirement, pension or savings plan.

4.	Nothing contained in these Conditions or in any grant made or agreement entered into pursuant hereto shall confer upon any Participant any right to be retained in employment with any Employing Company, or to be entitled to any remuneration or benefits not set forth in these Conditions or interfere with or limit in any way with the right of any Employing Company to terminate such Participant’s employment or to discharge or retire a Participant at any time.

5.	If a provision of these Conditions is deemed illegal or invalid, the illegality or invalidity shall not affect the remaining parts of these Conditions, these Conditions shall be construed as if the illegal or invalid provisions had not been included in these Conditions.

6.	Where the context requires, words in either gender shall include also the other gender.

7.	These Conditions shall be governed by and construed in accordance with the laws of The Netherlands. Any dispute arising under or in connection with these Conditions shall be settled by the competent courts in Amsterdam, The Netherlands, subject to appeal (hoger beroep) and supreme court appeal (cassatie).

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